Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

First Franklin Corporation
(Exact name of registrant as specified in its Charter)

Delaware	31-1221029

(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)
4750 Ashwood Drive
Cincinnati, Ohio 45241
(Address of Principal Executive Offices) (Zip Code)
First Franklin Corporation
2002 Stock Option and Incentive Plan
(Full title of the plan)
Thomas H. Siemers, President
First Franklin Corporation
4750 Ashwood Drive
Cincinnati, Ohio 45241
(Name and address of agent for service)
(513) 469-5352
(Telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

Title of		Proposed maximum	Proposed maximum	Amount of
securities to	Amount to be	offering price	aggregate offering	registration
be registered	Registered (1)	per share	price (2)	fee
Common Stock, par value $.01 per share	157,200	(2)	$2,548,465.84	$272.69

(1)	Pursuant to Rule 416(a), this Registration Statement also covers additional securities that may be offered under the First Franklin Corporation 2002 Stock Option and Incentive Plan as the result of stock splits, stock dividends or similar transactions.

(2)	Of the 157,200 shares being registered: (i) 12,910 may be purchased for $10.14 per share, (ii) 3,250 may be purchased for $11.15 per share, (iii) 43,350 may be purchased for $13.73 per share, (iv) 9,750 may be purchased for $15.10 per share, (v) 18,900 may be purchased for $17.67 per share, (vi) 4,875 may be purchased for $19.44 per share, (vii) 28,848 may be purchased for $20.38 per share and (viii) 4,875 may be purchased for $22.42 per share. The offering price of the remaining 30,442 shares reserved for the future grant of options, estimated solely for the purpose of deferring the registration fee and calculated pursuant to Rule 457(c) and Rule 457(h) is $16.85 per share, which was the average of the higher and low price of the common shares of the Nasdaq National Market on March 15, 2006.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. Incorporation of Documents by Reference.
          The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission on March 29, 2005, and all documents filed with the Commission pursuant to the requirements of Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”) since December 31, 2004, are hereby incorporated by reference.
          The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form S-1 (File No. 33-17417) is hereby incorporated by reference.
          Any definitive Proxy Statement or Information Statement filed pursuant to Section 14 of the Exchange Act and all documents which may be filed with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated herein by reference and to be made a part hereof from the date of filing such documents.
ITEM 4. Description of Securities.
          Not applicable.
ITEM 5. Interests of Named Experts and Counsel.
          The validity of the Common Shares offered hereby will be passed upon for the Registrant by Vorys, Sater, Seymour and Pease LLP, 221 E. Fourth Street, Suite 2000 — Atrium Two, P.O. Box 0236, Cincinnati, Ohio 45201-0236. As of March 16, 2006, members of Vorys, Sater, Seymour and Pease LLP and attorneys employed thereby, together with members of their immediate families, did not own any Common Shares of the Registrant.
ITEM 6. Indemnification of Directors and Officers.
          A. Section 145 of the Delaware Code governs indemnification by a corporation and provides as follows:
               (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
               (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless any and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
               (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
               (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by a majority vote of such directors, even through less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

               (e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
               (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
               (g) A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.
               (h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.
               (i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

               (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
               (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).
          B. The Bylaws of the Registrant contain the following provisions with respect to the indemnification of directors and officers:
          Section 1. Scope of Indemnification — Proceedings in General.
               (a) Every person who is or was a director, officer or employee of the Corporation or a wholly owned direct or indirect subsidiary of the Corporation, or is or was, at the request or direction of the Corporation, a director, officer or employee of any other corporation, partnership, trust, venture, or other entity or enterprise, including any employee benefit plan, shall be indemnified by the Corporation against any and all liabilities, judgments, fines and reasonable settlements, costs, expenses and attorney’s fees incurred in any actual, threatened or potential proceeding, whether civil, criminal, administrative or investigative, including any appeal, review, rehearing or related proceeding, except to the extent that such indemnification is limited by Delaware law and the limitations of such law cannot be varied by contract or bylaw.
               (b) Every person who is or was a trustee, agent or advisor of the Corporation or a wholly owned direct or indirect subsidiary of the Corporation, and who is not also a director, officer or employee of the Corporation or a wholly owned direct or indirect subsidiary of the Corporation, may, in the discretion of the Board, be indemnified by the Corporation against any and all liabilities, judgments, fines and reasonable settlements, costs, expenses and attorneys’ fees incurred in any actual, threatened or potential proceeding, whether civil, criminal, administrative or investigative, including any appeal, review, rehearing or related proceeding, except to the extent that such indemnification is limited by Delaware law and the limitations of such law cannot be varied by contract or bylaw.
          Section 2. Advance of Expenses.
               (a) Prior to the final disposition of a proceeding, the Corporation shall promptly indemnify a person for expenses incurred in connection with the proceeding where it reasonably appears to the Board that the person satisfies, or will satisfy, the conditions expressed Section 1(a) of this Article, provided that the person makes a written request for such indemnification and agrees to repay such amount if such payment is unlawful under Delaware law and the limitations of such law cannot be modified by contract or bylaw.

               (b) If a person satisfies the conditions of the above Section 2(a) except that such person’s eligibility for indemnification is dependent on Section 1(b) of this Article rather than Section 1(a) of this Article, the Corporation may, in the discretion of the Board, advance expenses to such person as provided in Section 2(a) of this Article in connection with a proceeding prior to the final disposition of such proceeding.
          Section 3. Miscellaneous.
          In the event of the death of any person having a right of indemnification under the provisions of this Article, such right shall inure to the benefit of the heirs, executors, administrators and personal representatives of such person. If any part of this Article should be found to be invalid or ineffective in any proceeding, the validity and effect of the remaining provisions shall not thereby be affected.
          Section 4. Indemnification Not Exclusive.
          The foregoing right of indemnification shall not be exclusive of any other right to which those indemnified may be entitled, and the Corporation may provide additional indemnity and rights to its directors, officers, employees, trustees or agents.
          Section 5. Insurance.
          The Corporation may, as the Board may direct, purchase and maintain insurance on behalf of any person who is or at any time has been, at the request or direction of the Corporation, a director, officer, employee, trustee or agent of the Corporation or any other corporation, partnership, trust, venture, or other entity or enterprise, including any employee benefit plan, against any liability asserted against and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article.
ITEM 7. Exemption from Registration Claimed.
          Not applicable.
ITEM 8. Exhibits.
          See the Exhibit Index attached hereto.

ITEM 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes to:
          (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:
          (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
          (ii) Reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
          (iii) Include any additional or changed material information on the plan of distribution, provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the Registrant under the Securities Exchange Act of 1934.
          (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
          (4) For determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the Registrant undertakes that in a primary offering of securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
          (i) Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;

          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;
          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and
          (iv) Any other communication that is an offer in the offering made by the Registrant to the purchaser.
          (5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
          (i) If the Registrant is relying on Rule 430A, to treat:
               (A) The information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act of 1933 as part of this registration statement as of the time the Commission declared it effective, and
               (B) Each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.
          (ii) If the Registrant is relying on Rule 430B:
               (A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
               (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
          (iii) If the Registrant is subject to Rule 430C:
               Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Part II, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on March 14, 2006.

FIRST FRANKLIN CORPORATION
By:	/s/ Thomas H. Siemers
Thomas H. Siemers, President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas H. Siemers Thomas H. Siemers	Director, President and Chief Executive Officer	March 14, 2006

/s/ Daniel T. Voelpel Daniel T. Voelpel	Vice President and Chief Financial Officer	March 14, 2006

/s/ Richard H. Finan Richard H. Finan	Director	March 14, 2006

/s/ Jack Kuntz Jack Kuntz	Director	March 14, 2006

/s/ John L. Nolting John L. Nolting	Director	March 14, 2006

/s/ Mary Sullivan Mary Sullivan	Director	March 14, 2006

EXHIBIT INDEX

Exhibit No.	Description	Location

4(a)	First Franklin Corporation 2002 Stock Option and Incentive Plan	Incorporated by reference to Exhibit A to the Registrant’s Proxy Statement for the 2002 Annual Meeting of Shareholders, which was filed with the Securities and Exchange Commission on March 22, 2002

4(b)	Certificate of Incorporation of First Franklin Corporation	Incorporated by reference to the Registrant’s Form 10-KSB for the fiscal year ended December 31, 1996, which was filed with the Securities and Exchange Commission on March 31, 1997

4(c)	Amended and Restated Bylaws of First Franklin Corporation	Incorporated by reference to the Registrant’s Form 8-K for the event on June 27, 2005, which was filed with the Securities and Exchange Commission on July 1, 2005

5	Opinion of Vorys, Sater, Seymour and Pease LLP as to legality of shares being offered	Included herewith

23(a)	Consent of Independent Registered Public Accounting Firm	Included herewith

23(b)	Consent of Vorys, Sater, Seymour and Pease LLP	Included herewith in Exhibit 5